Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is made and entered into as of the 1st day of February, 2012 (the “Effective Date”), by and between Energy Partners, Ltd. (the “Company”) and John H. Peper (“Executive”). Each of Executive and the Company is a “Party,” and Executive and the Company are collectively referred to as the “Parties.” For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment

(a)	As of the Effective Date, Executive hereby voluntarily resigns (“Resignation”) from all of his offices, directorships and similar roles with the Company or any subsidiary of the Company, including, without limitation his positions as Executive Vice President, General Counsel, and Corporate Secretary of the Company (collectively, the “Former Roles”). From and after the Effective Date, Executive will no longer serve in any of the Former Roles.

(b)	Despite the Resignation, Executive will continue to be employed by the Company on the terms set forth in this Employment Agreement, but will serve in the newly created position of Legal Counsel.

(c)	The Parties agree, notwithstanding the terms of any agreements to which Executive is a party or any plan or other instrument of which Executive is a participant or beneficiary, neither the Resignation nor any changes in Executive’s employment as a result of or relating to the Resignation constitutes, for purposes of any agreements Executive has entered into with the Company, including the stock option and the restricted stock agreements entered into on January 5, 2010, January 18, 2011, and November 1, 2011 (“Equity Awards”): (1) voluntary termination of employment by Executive for “Good Reason”; (2) termination of employment by the Company for “Cause”; or (3) substantial diminution in Executive’s duties or reporting responsibilities.

(d)	Executive’s continued employment as provided for in this Employment Agreement and payment of the amount set forth in Section 4(c) of this Employment Agreement is expressly contingent upon his execution and non-revocation of the First Release (as defined below).

2. Term

(a)	Executive’s employment may be terminated by the Company or Executive at any time and for any reason or for no reason. The Parties acknowledge that Executive’s employment with the Company is at-will.

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(b)	If neither Party terminates Executive’s employment before December 31, 2012, Executive’s employment will automatically end on such date (“Employment End”).

3. Duties and Responsibilities of Legal Counsel

(a)	Executive must perform the duties, acts and responsibilities reasonably assigned to him by the Chief Executive Officer (“CEO”) in accordance with all applicable federal and state laws and regulations and the charter, bylaws, policies and procedures of the Company, including, without limitation, all ethics policies and personnel policies.

(b)	Executive must devote at least 30 hours per workweek of Executive’s professional time, attention, abilities and energies to the Company’s business. Executive will not, during his employment, be engaged in any other business activity that is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the CEO.

(c)	Notwithstanding anything else in this Employment Agreement, Executive will not, under any circumstances, become involved personally or through a member of his household in any business matters or personal matters that may create the potential of, appearance of, or actual conflict of interest with the Company or that may adversely affect or reflect poorly on the Company, as determined by the CEO within his sole discretion. However, these restrictions do not apply to investments in publicly traded companies, provided that Executive’s investments therein are not of such a size that he would be able to exercise significant influence, in which case he would need the prior written approval of the CEO.

(d)	Nothing in this Employment Agreement will be construed as preventing Executive from investing personal assets in any form or manner that does not require any services on the part of Executive in the operation of the affairs of the organizations in which such investments are made.

4. Compensation and Expense Reimbursements

(a)	During the term of Executive’s employment under this Employment Agreement, his monthly base salary shall be $10,000, less applicable withholdings, to be paid in accordance with the Company’s normal payroll practices.

(b)	Executive will comply with the Company’s expense reimbursement policy, except in instances where the CEO has given prior written approval to a variance.

(c)	On or about March 1, 2012, provided that Executive executes and does not revoke the release of claims in the form set forth in Exhibit A (the “First Release”), the Company will pay Executive $140,000 in cash, less applicable withholding. This payment constitutes sufficient consideration for the releases of claims contained in the First Release and represents an amount to which Executive would not otherwise be entitled.

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(d)	On or about February 1, 2013, the Company will pay Executive $137,500 in cash, less applicable withholding, in full settlement of all unvested options and restricted stock previously awarded to Executive and any claim for unused vacation, provided that he executes and does not revoke a release of claims at such time and in a form substantially similar to the First Release (“Second Release”), as determined by the Company (the “Second Payment”). For avoidance of doubt, the Second Payment will be in full settlement of Executive’s rights under all unvested Equity Awards previously granted to him by the Company. This Second Payment constitutes sufficient consideration for the releases of claims contained in the Second Release and represents an amount to which Executive would not otherwise be entitled.

Effective February 1, 2012, all of Executive’s unvested options and restricted stock for which the restrictions have not lapsed as of such date under the Equity Awards will be cancelled and forfeited and Executive will have no further rights thereunder; provided, however, that Executive will be eligible to exercise any vested options pursuant to their terms and to retain any shares of restricted stock for which the restrictions lapsed prior to February 1, 2012 (subject to the terms of the Equity Awards).

5. Vacation, Sick Leave and Other Benefits

(a)	During Executive’s employment, he will be subject to the same policies on vacation and sick leave that are generally in place for those employees at the management level of the Company; provided, however, that Executive will not be entitled to a separate payment for any unused vacation upon his termination of employment from the Company (since such amount is included in the Second Payment). Executive will be eligible to continue to participate in the Company’s employee benefit plans that he has been participating in immediately prior to the Effective Date, provided that he continues to satisfy the eligibility requirements for such plans; provided, however, that than nothing in this Employment Agreement limits the Company’s right to amend or terminate any such plans.

6. Confidentiality and Proprietary Information

(a)	All documents and other data, including but not limited to notebooks, memoranda, records, bulletins, reports, computer programs, and all other data or memorializations of any kind coming into Executive’s possession or kept by him in connection with his employment are confidential and the exclusive property of the Company. Executive agrees to return to the Company all such information immediately upon termination of his employment, unless specific written consent by the CEO.

(b)	Executive shall also comply with confidentiality and proprietary information policies established by the Company, and any laws or duties that seek to prevent the improper disclosure of confidential, proprietary, and/or trade secret information.

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(c)	Executive acknowledges that anything created or developed by Executive in the course of his employment belongs to the Company.

(d)	The CEO acknowledges and agrees that the obligations contained in this Section 6 survive any termination of this Employment Agreement.

7. Severability and Cooperation

(a)	If any provision of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will be deemed severable and continue in full force without impairment or validity in any manner or way.

(b)	Executive must provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during his employment. This provision will survive any termination of this Employment Agreement.

8. Entire Agreement and Amendments

(a)	This Employment Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of Executive by the Company.

(b)	This Employment Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The Parties consent to and agree that all matters arising from the duties and obligations created by this Employment Agreement and/or Executive’s employment must be brought in any court of competent jurisdiction in Harris County, Texas.

(c)	The failure of a Party to insist upon strict adherence to any term of this Employment Agreement on any occasion will not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term.

(d)	Each Party to this Employment Agreement acknowledges that no representation, inducement, promise, or agreement, oral or otherwise, has been made by any Party or any one acting on behalf of any Party, that are not embodied herein, and no other agreement, statement or promise not contained in this Employment Agreement will be valid or binding. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

(e)	Executive acknowledges that he has been given the opportunity to consult with legal counsel of his choice about the nature and content of this Employment Agreement and that he is entering into this Employment Agreement of his own free will.

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(f)	This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties to this Employment Agreement affix their signatures hereto.

/s/ John H. Peper
John H. Peper

Date January 30, 2012

ENERGY PARTNERS, LTD.

By:	/s/ Gary Hanna
Gary Hanna Chief Executive Officer and President

Date January 25, 2012

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EXHIBIT A

This will confirm the terms of the first release agreement (“First Release”) between John H. Peper (“Executive”) and Energy Partners, Ltd. (the “Company”). Executive and the Company is a “party,” and Executive and the company are collectively referred to as the “Parties.”

In consideration of the terms and conditions contained in this First Release, the Parties agree as follows:

The Parties understand and acknowledge that this First Release constitutes an offer to Executive by the Company. Executive understands that he must read and understand the terms of this First Release in full and that his agreement to enter into this First Release is knowing and voluntarily. THE COMPANY RECOMMENDS THAT EXECUTIVE CONSULT WITH AN ATTORNEY ABOUT THIS FIRST RELEASE AND HIS RIGHTS BEFORE SIGNING IT. Executive understands that he is not waiving any rights or claims he may have against the Company that may arise after the date this First Release is signed.

The Company’s offer as described in this First Release will be open and effective for twenty-one (21) calendar days from the date Executive receives this First Release. Executive may elect to accept or reject this offer within that time period. If Executive does nothing within the twenty-one (21) day period, the offer made in this First Release will be considered automatically withdrawn by the Company.

If Executive decides to sign the First Release and waive his rights against the Company as further set forth below, he will have seven (7) calendar days following the signing of the First Release to change his mind and revoke the First Release. In other words, the First Release will not be in effect until seven (7) calendar days have passed following Executive’s signing of this document.

There are no other promises, agreements or understandings between Executive and the Company relating to the subject matters of this First Release, and it is the intent of this First Release that it embody all promises, agreements and understandings between Executive and the Company on such subject matters. No changes or modifications may be made in the time stated in this First Release unless made in writing and signed by the Parties. This First Release shall inure to the benefit of, and will be binding on the Parties and their personal representatives. If either party to this First Release breaches any term of this First Release, the other party’s sole recourse is to have this First Release enforced by a court of law. It is understood that this First Release is controlled by Texas law and that any disputes relating to this agreement must be brought in any court of competent jurisdiction in Harris County, Texas.

If Executive decides to accept the Company’s offer under this First Release, he will sign in the appropriate place within twenty-one (21) days and return the First Release to the undersigned Company representative. The Company’s signature on this First Release indicates the Company’s intent to make Executive the offer contained in this document and to be bound by such offer.

Executive knowingly and voluntarily agrees to waive, settle, release and discharge the Company from any and all claims, demands, damages, actions or causes of action, including any

Exhibit A, Page 1

claim for attorney’s fees, which Executive has against the Company, its subsidiaries, and affiliates, and the officers, directors, employees, agents and legal representatives of each of them arising out of or relating to his employment, in exchange for the following consideration:

A check in the amount of $140,000, minus applicable federal and state withholdings (“Consideration”).

Should the Company fail to provide the Consideration, then Executive understands that his sole recourse is to enforce this First Release in a court of law. At no time will Executive’s obligations contained in this First Release be extinguished.

Executive understands this waiver of rights includes any claims for damages or compensation he may have arising under any federal, state or local law, statutes, ordinances, or regulations pertaining to discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status, including workers’ compensation and any claim for overtime or back pay, wages, bonuses, unpaid wages or penalties for wages and any other cause of action sounding in tort, quasi-tort, contract and/or discrimination, particularly, but not limited to, any rights I may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”), the ADA Amendments Act of 2008, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, all oral or written contract rights, all common and civil law rights such as tort or personal injury of any sort, and any and all claims, relating to Executive’s employment with the Company. Executive also understands that, except as specifically provided above and in the Employment Agreement, he is am waiving all rights to any claim for employee benefits, other than the payment described above.

Executive understands and agree that by accepting the Consideration, other than as specified in the Employment Agreement, he specifically waives and relinquishes any claim for any additional monies from the Company, including, but not limited to, bonuses or additional severance. It is Executive’s desire to take this Consideration now, and in doing so, Executive will make no further claim against the Company for any additional monies.

Executive understands that excluded from the releases of claims contained in this First Release are: (1) any right that this agreement creates, and (2) any right that lawfully cannot be waived, such as the right to file, assist with, or participate in an investigation conducted by, an administrative agency, such as the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board.

Executive acknowledges and understands that he waives his right to file suit for any claim for damages he may have had under any and all laws and statutes, including those mentioned in the paragraphs above. Executive further waives his right to claim, receive, or accept any monies, damages or other relief awarded as a result of any charge of discrimination or lawsuit which may be filed by him or anyone acting on his behalf. Executive understands that by signing this First Release, he is obtaining additional monies from the Company to which he would otherwise not be entitled.

Exhibit A, Page 2

Executive has read this First Release, and he acknowledges that he understands all of the terms, conditions, and provisions and that he voluntarily and willingly agrees to them without being under any duress or coercion. Executive further acknowledges that he has been given the opportunity to discuss and review this First Release with counsel of his choice prior to signing and agreeing to this First Release

/s/ John H. Peper
John H. Peper

Date January 30, 2012

ENERGY PARTNERS, LTD.

/s/ Gary Hanna
By:	Gary Hanna Chief Executive Officer and President

Date January 25, 2012

Exhibit A, Page 3